Exhibit 10.30

JOINT COOPERATION AGREEMENT

This Joint Cooperation Agreement (the or this “Agreement”) is made and entered into as of the 6 day of June, 2005 (the “Effective Date”) by and between Luna Energy LLC, 309 North Knollwood Drive, Blacksburg Virginia, and its Affiliates (“LE”), and Luna Technologies, Inc., 2020 Kraft Drive, Blacksburg, Virginia (“LT”).

I. RECITALS

A. LE is a limited liability company owned by Baker Hughes Oilfield Operations, Inc., a California Corporation, that develops, manufactures, sells, and installs sensing systems for the oil and gas industry.

B. LE has developed and owns certain distributed sensing technology referred to by LE as distributed discrete sensing (“DDxS”).

C. LE intends to further develop DDxS for use in the oil and gas industry.

D. LT is a company that develops, manufacturers, and sells fiber optic instrumentation systems for use in the fiber optic telecommunications industry.

E. LT possess technology that is used for fiber optic telecommunication industry products, and has recently developed new fiber optic instrumentation technology that is applicable to both fiber optic telecommunication instrumentation and fiber optic sensing systems, all of which are applicable to both fiber Bragg grating-based (“FBG-based”) and Rayleigh backscatter-based distributed sensing applications (“RB-based”).

F. LE and LT desire to work together in order to develop and/or improve LT instrumentation products, new LT sensing products, and new LE DDxS products (the “Project”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter set forth, LE and LT (referred to herein at times singularly as “Party” or collectively as the “Parties”) hereby agree as follows:

II. DEVELOPMENT

A. OBJECTIVE. The Parties, through this Agreement, will work together to:

1. Complete a DDxS instrument (optical frequency domain reflectometer (“OFDR”)-based) FBG sensing system that is insensitive to vibrations along the sensing fiber, has immunity to polarization fading, and can be successfully demonstrated at both 1 km and 6 km sensing lengths;

2. Develop methods to reduce data set sizes and signal processing algorithms;

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3. Investigate the use of low cost scanning lasers in the completed DDxS instrument;

4. Complete a prototype commercial DDxS instrument suitable for oil and gas industry sensing application and for LT test and measurement and sensing applications.

5. Develop the necessary related hardware and software associated with the foregoing; and

6. Investigate the use of the developed hardware and software to RB-based sensing.

B. LENGTH. The development phase under this Agreement shall commence on the Effective Date and shall end twelve (12) months thereafter, unless extended by mutual agreement of the Parties (“Development Term”). To guide the Parties through the Development Term, there are seven distinct milestones (singularly “Milestone” and collectively “Milestones”) that must be reached, each of which is described below. Certain payments (as described below) will be made by LE to LT when LE determines, in its sole reasonable discretion, that a Milestone has been met. In order for the Parties to move from one milestone to the next all earlier Milestones must be met (i.e., in order to move from Milestone two, all requirement of Milestone one must be met, and in order to move on to Milestone three, all requirements of Milestones one and two must be met, and so forth).

C. MILESTONE LENGTHS. Each Milestone will have a time limit set for completion, which may be extended up to two (2) months upon mutual agreement (except for Milestone 1), provided, however, the entire Development T m may not, without the express written permission of LE, be extended beyond fifteen (15) months. Should it be anticipated that a time limit for a Milestone may not be met, notice of such must be given by LT to LE as soon as practicable. The Milestone time limits are as follows:

1. Milestone 1: Within five (5) business days following the Effective Date (this milestone may not be extended);

2. Milestone 2: Within two (2) months after the Effective Date;

3. Milestone 3: Within one (1) month after the completion of Milestone 2;

4. Milestone 4: Within one (1) month after the completion of Milestone 3;

5. Milestone 5: Within two (2) months after the completion of Milestone 4;

6. Milestone 6: Within three (3) months after the completion of Milestone 5; and

7. Milestone 7: Within three (3) months after the completion of Milestone 6.

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D. MILESTONE PAYMENTS. Once LE reasonably determines that a Milestone has been completed, LE will pay a non-recurring engineering fee to LT under the following schedule (no other payments shall be due from LE unless otherwise agreed in writing):

1. Milestone 1: $50,000;

2. Milestone 2: $30,000

3. Milestone 3: $75,000;

4. Milestone 4: $100,000;

5. Milestone 5: $50,000;

6. Milestone 6: $30,000; and

7. Milestone 7: $90,000

E. MILESTONES REQUIREMENTS. Each Milestone will have distinct requirements that must be met and as are described as follows:

1. Milestone 1 (access to applicable software code and knowledge transfer): LT will provide to LE access, support, and use of software previously developed and related to polarization diverse and vibration tolerant sensing instruments. This will include, but will not be limited to, code relating to correction of polarization effects and polarization alignment techniques, calibration techniques, algorithms for correcting non-ideal properties of system components, efficient use of Fourier transform algorithms, handling and display of large data sets, and algorithms to account far laser jitter.

2. Milestone 2 (FPGA pinout): An FPGA design will be completed to the point of having a stable pinout configuration. A document specifying the point configuration will be delivered to LE. LE will begin specific board design and layout based upon the provided pinout configuration.

3. Milestone 3 (demonstration of one (1) km sensing length and delivery of prototype system): A system based on the then current LT hardware platform capable of polarization diverse and vibration tolerant measurements over one (1) km lengths will be demonstrated. The delivered system will be used in a test (to be specified by LE at a later time) at a facility designated by LE to quantify vibration tolerance capability. The subject system will be delivered by LT to LE and will have a form factor such that it will be convenient to transport and use off site.

4. Milestone 4 (demonstration of vibration tolerant six (6) km sensing length): A system based upon any convenient hardware platform (e.g. Gage A/D boards) capable of polarization diverse and vibration tolerant measurements over six (6) km lengths will be demonstrated. The system will be used in a test (to be specified by LE at a later time) at a facility designated by LE to quantify vibration tolerance capability. Evaluation of low cost scanning laser(s) will also be performed.

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5. Milestone 5 (delivery of FPGA design): The final FPGA design, which is anticipated to include delay registers, numerically controlled oscillators (“NCO’s”), hardware multipliers, digital low-pass filters (“LPF’s”), and interferometer based sampling will be delivered to LE by LT along with all relevant design drawings, specifications, calculations and descriptions.

6. Milestone 6 (design/system prototype review): LT will participate with LE in a detailed review of the performance systems built, suggest changes to the systems, and participate with LE (or its designate(s)) in any redesign that may be necessary as a result of the detailed review.

7. Milestone 7 (delivery of all developed algorithms): LT will deliver to LE signal processing algorithms and data set reduction techniques that will facilitate a commercially viable system design. Moreover, all algorithms developed to implement the polarization insensitive and vibration tolerant six (6) km sensing instrument will be delivered to LE along with any descriptions required for proper use. This will include all software executables, source code, dated documentation and Gerber files associated with all Milestones not already provided.

F. CONTRIBUTIONS OF LT. During the Development Term LT will make the following contributions toward meeting the Milestones:

1. Hardware and Software:

a. Existing LT OFDR hardware and software for use in the demonstrations required in Milestones 3 and 4; and

b. LT grants to LE a royalty-free, sub-licensable, non-transferable (except to a purchaser of all or substantially all of the business or assets of LE), non-exclusive license, during the Development Term, to use the schematics, Gerber files, mechanical drawings, and software used in the final instrumentation prototype design referenced in Section II.G.

2. Designs and Know-How: LT OFDR designs and know-how existing as of the Effective Date will be used to reduce to practice the vibration and polarization improvements in the demonstrations required in Milestones 3 and 4 and to develop the hardware and software requirements for the system design.

3. Personnel: The following individuals employed by LT will devote the following amounts of time to the project (provided, however, any replacements to the listed individuals must be approved in writing by LE, which approval shall not be unreasonably withheld):

a. Mark Froggatt will devote during the Development Term at least fifty percent (50%) of his work time at LT toward completing the Milestones;

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b. Dawn Gifford will devote during the Development Term at least thirty percent (30%) of her work time at LT on: (i) technical oversight of work performed to complete the Milestones; and (ii) direct participation in the work necessary to complete Milestones 2, 4, and 6;

c. Brian Soller will devote during the Development Term at least thirty percent (30%) of his work time at LT on: (i) technical oversight of work performed to complete the Milestones; and (ii) direct participation in the work necessary to complete Milestones 2, 4, and 6;

d. Matt Wolfe will devote during the Development Term at least fifty percent (50%) of his work time at LT an software customization, development of hardware and software requirements, and FPGA design necessary to complete the Milestones; and

e. Ryan Jones will devote during the Development Term at least ten-fifteen percent (10-15%) of his work time at LT providing technician support necessary to complete the Milestones.

G. CONTRIBUTIONS OF LE. During the Development Term LE will make the following contributions which shall be reasonably appropriate for the completion of the Milestones:

1. Materials: Upon approval of LE (in its sole discretion), LE will purchase all materials external to LT and LE necessary for completion of the Milestones.

2. Hardware: Necessary amplifier and optical detector hardware, the data acquisition hardware (for Milestone 2), low cost lasers from Iolon (custom-modified for use with the low cost laser study).

3. Designs: Existing LE amplifier and optical detector designs, previously and newly developed frequency analysis (“FFT”) accelerator hardware designs and associated know-how.

4. Test Facilities: Access to test facilities necessary to perform development and Milestone testing. In addition LE will provide thermal chambers, environmental monitoring instrumentation and data acquisition systems adequate in scope to complete all necessary testing.

5. Prototype: At the end of the Development Term (should all Milestones be met), LE will provide to LT the prototype electronics for two instrumentation units. More specifically, LE will provide two prototype electronic assemblies which will be in the form of populated printed circuit boards with software loaded into them at the request of LT (the “LE Prototypes”).

6. Engineering Resources: Analog and digital electronics design, software development/programming, and mechanical design engineering, including the majority of the required engineering design tools required for the Project. It is contemplated that LE shall contribute approximately one (1) man-year of technical support to the Project.

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7. Personnel: It is anticipated that LE will provide technical support during the Development Term through the following individuals employed by LE (provided, however, any replacements to the listed individuals will be at the reasonable discretion of LE):

a. Brooks Childers will devote during the Development Term up to seventy-five percent (75%) of his work time at LE toward completing the Milestones;

b. Monte Doherty will devote during the Development Term up to ninety percent (90%) of his work time at LE toward completing the Milestones;

c. Prasad Ramakrishna will devote during the Development Tern up to sixty percent (60%) of his work time at LE toward completing the Milestones; and

d. Sam Zerwekh will devote during the Development Term up to ten percent (10%) of his work time at LE toward completing the Milestones.

III. COMMERCIALIZATION

A. POST DEVELOPMENT TERM. At the conclusion of the Development Term, and if all Milestones have been met to the satisfaction of LE, each Party will be responsible for its own actions in regard to optimizing the resulting designs, hardware, and software for incorporation into commercial products and the manufacture of those products

B. LT OBLIGATIONS.

1. LT shall automatically grant to LE at the conclusion of the Development Term, and if all Milestones have been met to the reasonable satisfaction of LE:

a. A perpetual, royalty-bearing, non-sublicensable (except as set forth in the following sentence), non-transferable (except to a purchaser a f all or substantially all of the business or assets of LE), non-exclusive license in the Downstream Field to Existing LT IP, Recently Developed LT IP, and Newly Developed LT IP to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products (“Non-Exclusive License”)). LE may sublicense its rights hereunder only with the prior written consent of LT, and only upon terms reasonably satisfactory to LT, including terns that are at least as protective of the Existing LT IP, Recently Developed LT IP, and Newly Developed LT IP as are set forth in this Agreement; and

b. A perpetual, royalty-bearing, non-sub-licensable (except as set forth in the following sentence), non-transferable (except to a purchaser of all or substantially all of the business or assets of LE), exclusive license, convertible to non-exclusive as per Section III.C.2. below, in the Upstream Field to Existing LT IP, Recently Developed LT IP, and Newly Developed LT IP to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products (“Exclusive License”)). LE may sublicense its rights hereunder only with the prior written consent of LT, and only upon terms reasonably satisfactory to LT, including terms that are at least as protective of the Existing LT IP, Recently Developed LT IP and Newly Developed LT IP as are set forth in this Agreement.

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2. In conjunction with the license grant provided in Section III.B.1 above, LT will provide LE with copies of applicable schematics, Gerber files, mechanical drawings, and software used in the LE DDxS instrumentation prototype, which materials shall be used only within the scope of the licenses granted in such section or of other licenses mutually agreeable to the parties.

C. LE OBLIGATIONS.

1. In regard to both the Exclusive and Non-Exclusive Licenses, LE will pay to LT a royalty of two and one half percent (2.5%) of Net Revenue (as defined in Section VI.P) through the calendar year 2017 (“Royalty Payments”). The Exclusive License shall remain exclusive only if (a) LE pays the following amounts to LT regardless of the actual amount of Royalty Payments (“Guaranteed Payments”), and (b) LE has not breached the term of this Agreement, including the payment provisions:

a. $20,000 for the calendar year 2007;

b. $40,000 for the calendar year 2008;

c. $60,000 for the calendar year 2009;

d. $80,000 for the calendar year 2010;

e. $100,000 for the calendar year 2011; and

f. $120,000 for each calendar year 2012 through 2017.

2. Notwithstanding the provisions in C.1. above, LE reserves the right to terminate the exclusivity of the Exclusive License, converting it instead to non-exclusive, upon six (6) months notice to LT, which will have the effect of terminating LE’s obligation to make to LT all not yet earned Guaranteed Payments. Moreover, should the aggregate amount of Royalty Payments in any calendar year exceed the Guaranteed Payment for the same year, all of the excess amount over the Guaranteed Payment will be credited toward the Guaranteed Payment for the following (and subsequent, as necessary) calendar year. For example, should the total amount of Royalty Payments for the calendar year 2008 be $50,000, LT will receive the entire $50,000, but the $10,000 over the $40,000 Guaranteed Payment for 2008 will be used to meet the Guaranteed Payment amount for 2009 (which, therefore, would be reduced from $60,000, to $50,000 (i.e., reduced $10,000)). The foregoing shall not relieve LE of the obligation to make Royalty Payments on sales or license of Licensed Products (i) under the Exclusive License through the effective date of such termination, and (ii) under the Non-Exclusive License so long as such license remains in effect.

3. LE hereby grants to LT a royalty-free, non-sublicensable (except as set forth in the following sentence), non-transferable (except to a purchaser of all or substantially all of the business or assets of LT), non-exclusive license to Newly Developed LE IP to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products outside the Upstream Field. LT may sublicense its rights hereunder only with the prior written consent of LE, and only upon terms reasonably satisfactory to LE, including tams that are at least as protective of the Newly Developed LE IP as are set forth in this Agreement,

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4. LE grants to LT a royalty-free, perpetual, sub-licensable, non-transferable (except to a purchaser of all or substantially all of the business or assets of LT), non-exclusive license (i) to use the schematics, Gerber files, mechanical drawings, and software used in the LE DDxS instrumentation prototype, and (ii) to use the LE Prototype delivered pursuant to Section II.G.5.

5. With respect to any royalty payments hereunder, LE agrees to pay to LT for each and every Licensed Product sold by LE calculated at a royalty rate described above.

6. All payments of royalties under this Agreement shall be made in United States dollars to LT at the address designated in Section VI.I. The amounts payable pursuant hereto shall be converted to United States dollars at the official foreign exchange rate in effect on the last day of the calendar semester (6 months) for which the payments are made.

7. LE shall furnish LICENSOR, within forty-five (45) days following the last day of each calendar quarter during the continuance of this Agreement, a report in writing, indicating for the quarter in question a listing of the number of Licensed Products sold by LE, indicating: the number of Licensed Products sold; the applicable Net Revenue; and the royalty due therefor, calculated in accordance with the provisions herein.

8. Each such report shall be accompanied by payment in fill of the royalties due to LT.

9. LE shall keep records for up to three (3) years from the date of any reports issued or payments made hereunder in sufficient detail to verify dl such reports and payments due LT under this Agreement. LE agrees to allow an independent third party, acceptable to both Parties hereto, to have access to and to audit such records upon seven (7) days prior written notice, and to investigate relevant directly related records. Such access shall be allowed no more than once per year. In the event such third party determines that LE has underpaid the royalties, LE shall promptly make payment for such deficiency. If such underpayment is greater than five percent (5%) of the amount owed, then the costs and expenses of such audit shall be borne by LE. In the event of an overpayment of royalties, such overpayment shall be credited toward the next royalty payment due from LE.

IV. INTELLECTUAL PROPERTY

A. OWNERSHIP OF INTELLECTUAL PROPERTY.

1. All right, title and interest in and to Existing LT IP, Recently Developed LT IP and Newly Developed LT IP shall be owned by LT, except for the licenses granted under Section III.B and Section IV.B.

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2. All right, title and interest in and to Existing LE IP and Newly Developed LE IP shall be owned by LE, except for the licenses granted under Section III.C.3 and III.C.4 and under Section IV.B. below.

B. PROSECUTION OF PATENTS.

1. If LT determines not to file any patent application related to the Newly Developed LT IP that pertains: to the DDxS instrument, it shall notify LE within sixty (60) days of any patent office deadline. In such case, LE shall have the right to file such application for such Newly Developed LT IP that pertains to the DDxS instrument. In such event, LE shall grant back to LT a non-exclusive, perpetual, royalty free, sub-licensable, transferable license outside the Upstream Field for such Newly Developed LT IP under LE’ s Patent Rights thereto to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products.

2. If LE determines not to file any patent application related to the Newly Developed LE IP that pertains to OFDR-based instrumentation, it shall notify LT within sixty (60) days of any patent office deadline. In such case, LT shall have the right to file such application for such Newly Developed LE IP that pertains to the OFDR-based instrumentation. In such event, LT shall grant back to LE a non-exclusive, perpetual, royalty free, sublicensable, transferable license in the Upstream Field and the Downstream Field for such Newly Developed LE IP under LT’s Patent Rights thereto to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products.

C. JOINT INVENTIONS. In the event the Newly Developed LT IP or the Newly Developed LE IP are deemed to be joint inventions under applicable patent law principles (the “Jointly-Developed IP”), LE shall assign, transfer and convey its Patent Rights in and to such Jointly Developed IP to LT, and LT shall grant to LE a perpetual, royalty-bearing (pursuant to Section III.C), non-sub-licensable (except as set forth in the following sentence), non-transferable (except to a purchaser of all or substantially all of the business or assets of LE), exclusive license in the Upstream Field, and non-exclusive in the Downstream Field, to such Jointly-Developed IP to manufacture, have manufactured, use, sell, offer for sale or import Licensed Products. LE may sublicense its rights to such Jointly-Developed IP only with the prior written consent of LT, and only upon terms reasonably satisfactory to LT, including terms that are at least as protective of the Jointly-Developed IP as are set forth in this Agreement.

V. COLLABORATION MANAGEMENT

A. REPRESENTATIVES OF THE PARTIES. During the Development Term, LT and LE shall each designate a primary contact (“Representative”) to support the Project development plan.

B. PROJECT REVIEW MEETINGS. LE and LT management shall conduct a combined Project review meeting at least once a calendar quarter. In the Project review meetings, technical staff shall summarize accomplishments and future plans, and assess risks. In addition, at such review meetings each Party shall disclose to the other Party the Newly Developed IP that has been developed since the previous review meeting.

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VI. GENERAL PROVISIONS

A. USE OF NAMES AND PUBLIC DISCLOSURES. Without the express written permission of the other Party, a Party may not use the other Party’s name, logos, or trademarks. LT will not publish any information relating to the use of OFDR-based technology in relation to FBG-based or RB-based sensing during the Development Term without the written consent of LE, which consent shall not be unreasonably withheld.

B. TRADE SECRETS/CONFIDENTIALITY. Each Party acknowledges that, in connection with, and as a direct result of, this Agreement, the Parties may from time to time disclose to each other, in confidence, certain of the Company’s established trade secrets, proprietary information, production and sales methods, and manufacturing techniques. All such confidential shall be marked as such or reduced to summary content and said summary marked “Confidential” within thirty (30) days of disclosure. All such conveyed information shall at all times be maintained by the receiving Party in strict confidence and utilized by that Party only in connection with the objectives of this Agreement or a properly granted license. The receiving Party will not utilize, directly or indirectly, any of such trade secrets or other confidential information in any business or activity whatsoever (other than pursuant to this Agreement or a properly granted license). The receiving Party acknowledges that all such trade secrets and confidential information are valuable, unique, and special assets of the other Party and the receiving Party will not disclose any of the same to any person, firm, corporation, or other entity, for any reason or purpose, without the prior written consent of the other Party. For the purposes of this Agreement, the term, ‘Confidential Information,’ or any references thereto shall not include any information that (a) which is at any the in the public domain not as a result of a violation hereof by the receiving; (b) which is known to receiving Party prior to conveyance thereof by Company; (c) which is received by the receiving Party from a third party without any violation of confidentiality owed to the other Party; (d) which is developed or known to the receiving Party wholly without the use or knowledge of or reference to the confidential information disclosed by the other Party and/or (e) which is required to be disclosed by the receiving Party pursuant to legal process. Upon the termination or expiration of this Agreement, the confidentiality obligations set forth in this Section IV.B. will survive for a period of ten (10) years.

C. RELATIONSHIP. The Parties intend by this Agreement to establish an independent contractor relationship. It is not their intention to create a joint venture or partnership between LE and LT or to make the employees, agents, or affiliates of one Party in any sense an agent, employee or affiliate of the other Party. It is further agreed that one Party (including any of its employees, agents, or affiliates), has any authority to create or assume in the other Party’s name or on the other Party’s behalf any obligation, express or implied, or to act, or purport to act, as the other Party’s agent or representative for any purpose whatsoever.

D. ARBITRATION.

1. Any claim, action, dispute, or controversy of any kind arising under or relating to this Agreement or concerning any aspect of performance by any Party under this Agreement shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration shall be to a panel of three arbitrators

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knowledgeable in the area of commerce represented by the Licensed Products contemplated by this Agreement, and shall be in accordance with the terms of this Agreement and the rules and procedures established by the AAA for submission of disputes for arbitration. In the event of a conflict between this Agreement and the AAA rules, this Agreement will control.

2. In the event a claim is submitted to the AAA for arbitration, the prevailing Party is entitled to recover from the other party all of its costs involved in the arbitration, including, but not limited to, all costs and fees imposed by the AAA for the arbitration, all fees and expenses charged by the arbitrators, all expenses incurred in prosecution or defense of the arbitration, including without limitation reasonable attorney fees to be established by the arbitrators. All costs of recovery provided for in this Section VI.D. shall be included in any award or other order set out by the arbitrators. Notwithstanding anything to the contrary, the parties hereby agree to forego any claim for, and the arbitrator(s) shall have no power to award, damages for consequential loss or punitive damages.

3. Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including without limitation any protection afforded by the work-product immunity from discovery, that could otherwise be claimed by any Party shall be available to, and may be claimed by, any such party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure by reason of anything contained in, or done pursuant to, the arbitration provisions of this Agreement. Moreover, the Parties agree to keep confidential among them the fact that an arbitration request has been filed or that an arbitration is being, or has been, conducted.

4. The Parties hereby agree that no appeal or other judicial proceeding may be initiated as a result of an arbitration award or denial of claim, except as hereinafter provided. Either Party to an arbitration action may bring an action in either the state courts located in Blacksburg, Virginia or the United States District Courts located in the state of Virginia (and only within these courts) (the “Applicable Courts”) to confirm the arbitration award and for the entry of judgment thereon pursuant to the Federal Arbitration Act. For the purpose of such a proceeding to confirm and entry of judgment, LE and LT consent to the personal jurisdiction of the Applicable Courts.

5. This Agreement shall be governed, construed and enforced in any arbitration proceeding in accordance with the laws of the State of Virginia. Unless otherwise expressly agreed between the Parties, any arbitration action brought under this Agreement will be brought and heard in Blacksburg, Virginia.

E. COMPLIANCE WITH LAW AND POLICIES.

1. In carrying out its obligations under this Agreement each Party will comply with all laws applicable to it and its business.

2. Each Party will indemnify, defend, and hold the other Party harmless from and against any and all claims, demands, liabilities, damages, and costs which may arise from the Party’s failure to comply with the provisions of this Section VI.E.

3. Each Party shall comply with applicable written policies and rules of the other Party when at that Party’s facility.

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F. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof. No officer, employee, agent or representative of either Party has any authority to make any representation or promise not contained in this Agreement, and the Parties have executed this Agreement without relying upon any such representation or promise.

G. BINDING EFFECT. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, provided, however, this Agreement and the interest of either Party under this Agreement may not be assigned or transferred without the prior written consent of the other, with such consent not to be unreasonably denied.

H. SEVERABILITY. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. If for any reason any provision of this Agreement shall be determined by a court of competent jurisdiction to be legally invalid or unenforceable in any jurisdiction: (i) the validity of the remainder of this Agreement shall not be affected; (ii) that provision shall be deemed modified to the minimum extent necessary to make that provision consistent with applicable law; and (iii) in its modified form, that provision shall then be enforceable and enforced.

I. NOTICES. All notices required or permitted under this Agreement shall be delivered either in person, by courier, by overnight delivery service (i.e., Federal Express, Airborne Express, etc.), or sent by certified mail, postage prepaid, addressed to the ether Party’s Representative as follows:

To LE:	Attention:	Steve Poland
Luna Energy
309 North Knollwood Drive
Blacksburg, VA 24060

With Copy to:		Deputy General Counsel, IP
Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
Houston, Texas, 77027

To LT:	Attention:	John Goehrke
Luna Technologies
2020 Kraft Drive
Blacksburg, VA 24060
Email: goehrkej@lunatechnologies.com

All notices shall be deemed to have been given on the date of receipt. Either Party may change its address or the Representative to whom the notice is to be delivered at any time by written notice given to the other Party.

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J. AMENDMENTS/WAIVERS. This Agreement may not be amended except in writing, signed by both of the Parties. The failure of either Party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of those provisions or of the right of that Party thereafter to enforce those provisions. No waiver of any provision hereof shall be effective unless in writing, signed by the Party against whom such waiver is sought to be enforced. No waiver shall be a continuing waiver.

K. CONSEQUENTIAL DAMAGES WAIVER. Neither party shall be liable to the other Party for, and each Party hereby releases the other Party from and against, any indirect, special, punitive, exemplary, incidental or consequential damages or losses, whether foreseeable or not at the date of this Agreement, suffered or incurred by the releasing Party, including, but not limited to, damages or losses for lost production, lost revenue, lost product, lost profits, lost business or business interruptions arising in connection herewith, in any way relating to either Party’s performance, due to the termination of this Agreement, or however caused, on any theory of liability, regardless of whether such Party was aware of the possibility of such damages. In no event shall either Party’s aggregate liability under this Agreement exceed the amount of payments and royalties received by LT from LE under this Agreement. The foregoing limitations and caps shall not apply to breaches of license rights granted under this Agreement, violations by a Party of the other Party’s intellectual property rights, breaches of Section VI.B, and intentional and willful misconduct of a Party.

L. INDEMNIFICATION.

1. NEITHER PARTY ASSUMES LIABILITY FOR THE ACTS OF THE OTHER PARTY IN THE PERFORMANCE OF OBLIGATIONS UNDER THIS AGREEMENT.

2. EACH PARTY SHALL DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS RESPECTIVE PARENT, AFFILIATES, RELATED AND SUBSIDIARY COMPANIES, AND ALL OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AND EMPLOYEES (THE “INDEMNIFIED GROUP”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, DAMAGES, JUDGMENTS, AWARDS, LOSSES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION) OF ANY KIND OR CHARACTER (A) FOR PERSONAL OR BODILY INJURY, SICKNESS, DISEASE, OR DEATH OF ANY PERSON, OR (B) FOR DAMAGE, LOSS, OR DESTRUCTION OF PROPERTY OWNED, LEASED OR OTHERWISE USED BY OR BELONGING TO THE INDEMNIFIED GROUP ARISING OUT OF OR PROXIMATELY CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY WHILE PERFORMING THIS AGREEMENT, EXCEPT THAT SHOULD SUCH HARM OR DAMAGE BE CAUSED BY THE JOINT OR CONCURRENT NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED GROUP, THE PARTIES SHALL BE RESPONSIBLE FOR SUCH HARM OR DAMAGE IN PROPORTION TO THEIR FAULT.

3. Notwithstanding the above, the Party to be indemnified shall use its best efforts to notify the indemnifying Party within twenty-four (24) hours or as soon as reasonable possible of any accident or event which may cause any claim for damages of any nature to arise while the indemnified is performing its duties pursuant to this Agreement.

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M. HEADINGS. Headings used herein are for illustrative purposes only, and are not to be considered to be a part of the terms and conditions of the Agreement or used in any way in the enforcement or interpretation of the Agreement.

N. FORCE MAJEURE. Neither Party will be liable to the other Party or any other person for delay or other failure of performance due to any cause or causes beyond its reasonable control, including without limitation acts of God, acts or failures to act of suppliers, acts of military or civil authorities, fire or other casualty, strikes, lockouts, weather, epidemic, war, riots, delays in transportation or car shortages, or inability to obtain necessary labor, materials, components, equipment, services, energy or utilities through that Party’s usual and regular sources at posted or published prices. In any such event, the Party claiming an event of Force Majeure under this Section V1.N. may, at any time, without further liability to the other Party:

1. Postpone performance under this Agreement;

2. Make partial performance or cancel all or any portion of this Agreement.

O. TERM; TERMINATION. This Agreement shall commence on the Effective Date and shall continue in effect until August 1, 2006, unless earlier terminated in accordance with this Section VI.O. At any time during the Development Term, either Party may terminate this Agreement upon ninety (90) days prior written notice to the other Party. Either Party may also terminate this Agreement (including the licenses granted hereunder) if the other Party breaches this Agreement, which breach is not cured within thirty (30) days of written notice thereof. Provided, however:

1. If LT terminates the Agreement during the Development Term for convenience or fails to meet Milestones 1, 2, or 3 (other than on account of technical infeasibility which is reasonably verifiable by LE), LT will grant to LE a perpetual, non-transferable, non-royalty-bearing license, exclusive in the Upstream Field and non-exclusive in the Downstream Field, to the Existing LT IP, Recently Developed LT IP and Newly Developed LT IP required for LE to continue the Project through Milestone 7 and thereafter. If LT terminates the Agreement during the Development Term for convenience or fails to meet Milestones 4,5,6, or 7 (other than on account of technical infeasibility which is reasonably verifiable by LE), LT will grant to LE a perpetual, non-transferable, royalty-bearing license, exclusive in the Upstream Field and non-exclusive in the Downstream Field, to the Existing LT IP, LT Recently Developed IP and LT Newly Developed IP required for LE to continue the Project through Milestone 7 and thereafter, with the royalty rates set forth in Section III.C.1 adjusted as follows:

(i) if such termination is after Milestone 3 is met but before Milestone 4, the royalty rate shall be 0.5%,

(ii) if such termination is after Milestone 4 is met but before Milestone 5, the royalty rate shall be 1.0%,

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(iii) if such termination is after Milestone 5 is met but before Milestone 6, the royalty rate shall be 1.5%, and

(iv) if such termination is after Milestone 6 is met but before Milestone 7, the royalty rate shall be 2.0%.

2. If LE terminates the Agreement during the Development Term for convenience, LE will:

a. Grant to LT a non-exclusive, perpetual, non-transferable, non-royalty-bearing license to Newly Developed LE IP to manufacture, have manufactured, use, sell, offer for sale and import Licensed Products outside the Upstream Field;

b. Reimburse LT for all committed LT expenses related to completing of the Milestones; and

c. Pay LT for the Milestone then currently under development.

3. If LT and LE jointly agree to terminate the Agreement both Parties will retain all ownership and ownership rights that are associated with its respective Existing IP and Newly Developed IP, and LT will retain all ownership and ownership rights associated with the Recently Developed LT IP.

P. FURTHER DEFINITIONS. For purposes of this Agreement, the following definitions will have the meanings indicated:

1. “Affiliates” of a party shall mean any company controlling, controlled by or under common control with such party.

2. “Downstream Field” shall mean sensor applications for oil and gas refining and subsequent activities in the distribution chain, such as sale to wholesale and retail oil and gas markets.

3. “Existing LE IP” shall mean LE IP that exists as of the Effective Date and, unless otherwise provided herein, or otherwise agreed in writing between the Parties, will remain the property of LE.

4. “Existing LT IP” shall mean LT IP that exists as of the Effective Date.

5. “Gross Revenue” shall mean revenue received by LE from all sources for the sale or licensing of Licensed Products.

6. “Licensed Product” shall, mean any product or part thereof of a Party (which, in the case of LE, shall include products based on the prototypes developed during the Development Term) whose manufacture, use, sale, offering for sale or importation, but for the licenses granted herein, would infringe the Existing LT IP or Newly Developed LT IP, in the case of an LE product, or Existing LE IP or Newly Developed LE IP, in the case of an LT product.

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7. “LE IP” shall mean all patents, patent applications, copyrights, trade secrets, and know-how that is related to DDxS instrumentation for oil and gas applications.

8. “LT IP” shall mean patents, patent applications, copyrights, trade secrets, know-how, and all related software code, drawings, schematics, specification sheets, and the like that relate to OFDR-based fiber optic sensing.

9. “Net Revenue” shall mean Gross Revenue minus a) sales, tariff duties and/or taxes, b) outbound transportation costs and expenses charged to customers, and c) credits on returns to LE that results from sales of Licensed Products.

10. “Newly Developed LE IP” shall mean LE IP developed during the Development Term.

11. “Newly Developed LT IP” shall mean LT IP developed during the Development Term.

12. “Patent Rights” shall mean patent rights of a Party associated with patents and patent applications, together with all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions thereof, and patents issuing therefrom in the United States and non-U.S. jurisdictions, for the life of such patent rights.

13. “Recently Developed LT IP” shall mean LT IP developed for concepts for reducing vibration sensitivity and providing immunity to polarization facing in system designs.

14. “Upstream Field” shall mean sensor applications for oil and gas exploration and production, including transportation to the refinery for refining but excluding subsequent activities in the distribution chain, such as refining and sale to wholesale and retail oil and gas markets.

Q. SURVIVAL. Except as provided in Section VI.O, in the event of the termination or expiration of this Agreement, the following sections shall survive in accordance with their terms: Section II.D, Section III.B, Section III.C, Section IV and this Section VI.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LUNA ENERGY, LLC		LUNA TECHNOLOGIES, INC.

By:	/s/ Stephen E. Hester	By:	/s/ John Goehrke
	(signature)		(signature)
Name:	Stephen E. Hester	Name:	John Goehrke
	(please print)		(please print)
Title:	COO/GM	Title:	CEO
Date:	June 6, 2005	Date:	6/7/05

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